EX-99.i.3

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Telephone:  (215) 564-8000

February 25, 2010

Board of Trustees
Delaware Group Income Funds
2005 Market Street
Philadelphia, PA  19103

Subject:	Post-Effective Amendment No. 77 to Registration Statement on Form N-1A
                                Registration Nos. 002-37707/811-02071

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Income Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 77 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended.  The purpose of the Amendment is to register an indefinite number of shares of beneficial interest for a new series, Delaware Diversified Floating Rate Fund (the “Fund”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing the Fund, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.           The shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.           The Fund’s shares will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

Board of Trustees
Delaware Group Income Funds
February 25, 2009

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Post-Amendment No. 78.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:    /s/Jonathan M. Kopcsik
          Jonathan M. Kopcsik